July 2010 Preliminary Terms No. 442 Registration Statement No. 333-156423 Dated June 29, 2010 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, while providing limited protection against negative performance of the asset.  Once the asset has decreased in value by more than a specified buffer amount, investors are exposed to the negative performance of the asset.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated and (i) the asset has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the asset has declined by more than the buffer amount, investors will lose 1.176% for every 1% decline beyond the specified buffer amount. The Buffered PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	January 12, 2012
Underlying commodity index:	Dow Jones–UBS Commodity Index 3 Month ForwardSM
Aggregate principal amount:	$
Payment at maturity:
At maturity, you will receive an amount per Buffered PLUS equal to:
•  If the final average index value is greater than the initial index value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•  If the final average index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, meaning the underlying commodity index has declined in value by an amount less than or equal to the buffer amount of 15%:
$1,000
•  If the final average index value is less than 85% of the initial index value, meaning the underlying commodity index has declined in value by an amount greater than the buffer amount of 15%:
$1,000 + [$1,000 x (index return + buffer amount) x downside factor]
This amount will be less than the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the Buffered PLUS.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	117.5%
Downside factor:	1.176
Index percent increase:	(final average index value – initial index value) / initial index value
Index return:	(final average index value – initial index value) / initial index value
Initial index value:	The index value on the pricing date
Final average index value:	The arithmetic average of the index values on each of the valuation dates
Valuation dates:	January 3, 2012, January 4, 2012, January 5, 2012, January 6, 2012 and January 9, 2012, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:	15%
Maximum payment at maturity:
$1,176.25 per Buffered PLUS (117.625% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date but will not be less than $1,176.25 per Buffered PLUS.

Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	July 2, 2010
Original issue date:	July 12, 2010 (5 business days after the pricing date)
CUSIP:	617482MF8
ISIN:	US617482MF80
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Company
Per Buffered PLUS	$1,000	$12.50	$987.50
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $987.50 per Buffered PLUS, and the placement agent with respect to sales made to such accounts will forgo any fees.
(2) For additional information, see “Supplemental information regarding plan of distribution” in these preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement for Commodity PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Commodity PLUS dated August 20, 2009
Prospectus dated December 23, 2008

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
JPMorgan
Placement Agent
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leveraged Upside Securities

Exposure to commodities is a component of diversification of asset class exposure.  Investors who believe they have underweight exposure to commodities can use the Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012 (the “Buffered PLUS”):

▪	To gain access to commodities and provide diversification of underlying asset class exposure

▪	As an alternative to direct exposure to the underlying commodity index that enhances returns for a certain range of positive performance of the underlying commodity index

▪	To enhance returns and potentially outperform the underlying commodity index in a moderately bullish scenario

▪
To achieve similar levels of exposure to the underlying commodity index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a limited buffer against a specified level of negative performance in the underlying commodity index

Maturity:	18 months
Leverage factor:	117.5%
Maximum payment at maturity:
$1,176.25 per Buffered PLUS (117.625% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date but will not be less than $1,176.25 per Buffered PLUS.

Buffer amount:	15%
Minimum payment at maturity:	None
Coupon:	None

Dow Jones–UBS Commodity Index 3 Month ForwardSM Overview

The Dow Jones–UBS Commodity Index 3 Month ForwardSM (the “3 month forward index”) follows the same methodology as the Dow Jones–UBS Commodity IndexSM (the “standard DJ-UBS index”), except that it provides exposure to commodities by tracking longer-dated commodity futures contracts, as described in more detail under “Information about the Underlying Commodity Index” on page 12.  The standard DJ-UBS index provides a diversified and liquid benchmark for commodities as an asset class and is currently composed of futures contracts on nineteen physical commodities; it reflects returns on commodities that are potentially available through an unleveraged investment in the underlying contracts.  For more information on the Dow Jones–UBS Commodity IndexSM, see “Annex II—Certain Additional Commodity Index Information—The Dow Jones–UBS Commodity IndexSM” in the accompanying prospectus supplement for Commodity PLUS.  The Dow Jones–UBS Commodity Index 3 Month ForwardSM (as well as the standard Dow Jones–UBS Commodity IndexSM) is calculated, maintained and published daily by UBS Securities LLC and CME Group Index Services LLC.

Information as of market close on June 25, 2010:

Bloomberg Ticker:	DJUBSF3
Current Index Level:	265.3188
52 Weeks Ago:	251.7210
52 Week High (on 1/6/2010):	295.0777
52 Week Low (on 7/8/2009):	229.7010

July 2010	Page 2

Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Underlying Commodity Index Historical Performance – Daily Closing Values January 1, 2005 to June 25, 2010

July 2010	Page 3

Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 18-month investment offers 117.5% leveraged upside on the positive performance of the underlying commodity index, subject to a maximum payment at maturity of not less than $1,176.25 per Buffered PLUS (117.625% of the stated principal amount), and provides a buffer against a decline of 15% in the underlying commodity index. You will lose 1.176% of your investment for each 1% decline in the value of the underlying commodity index beyond the 15% buffer amount.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying commodity index within a certain range of positive performance.
Payment Scenario 1
The underlying commodity index increases in value and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 117.5% of the index percent increase, subject to a maximum payment at maturity of not less than $1,176.25 per Buffered PLUS (117.625% of the stated principal amount).

Payment Scenario 2	The underlying commodity index declines in value by no more than 15% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Payment Scenario 3
The underlying commodity index declines in value by more than 15% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying commodity index from the initial index value below the buffer amount of 15% times 1.176.  (Example: if the underlying commodity index decreases in value by 25%, the Buffered PLUS will redeem for $882.40 or 88.24% of the stated principal amount.)  There is no minimum payment at maturity for the Buffered PLUS.

Summary of Selected Key Risks (see page 9)

▪	100% of the principal amount is at risk.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlying commodity index or the commodities futures contracts that underlie the underlying commodity index.

▪
The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the value and volatility of the underlying commodity index and the commodities futures contracts that underlie the underlying commodity index.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the Buffered PLUS.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered PLUS.

▪	Adjustments to the underlying commodity index by the underlying commodity index publisher could adversely affect the value of the Buffered PLUS.

▪	The index value on one valuation date may offset its value on another valuation date.

▪
The Buffered PLUS will not be listed on any securities exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

July 2010	Page 4

Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for Commodity PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the official settlement prices of the underlying commodity index on each of the valuation dates.  The Buffered PLUS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July 2, 2010	July 12, 2010 (5 business days after the pricing date)	January 12, 2012
Key Terms
Issuer:	Morgan Stanley
Underlying commodity index:	Dow Jones–UBS Commodity Index 3 Month ForwardSM
Underlying commodity index publisher:	UBS Securities LLC and CME Group Index Services, LLC
Original issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Interest:	None
Aggregate principal amount	$
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
At maturity, you will receive an amount per Buffered PLUS equal to:
•  If the final average index value is greater than the initial index value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

•  If the final average index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, meaning the underlying commodity index has declined in value by an amount less than or equal to the buffer amount of 15%:
$1,000

•  If the final average index value is less than 85% of the initial index value, meaning the underlying commodity index has declined in value by an amount greater than the buffer amount of 15%:
$1,000 + [$1,000 x (index return + buffer amount) x downside factor]

This amount will be less than the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the Buffered PLUS.
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	117.5%
Downside factor:	1.176
Buffer amount:	15%
Index percent increase:	(final average index value – initial index value) / initial index value
Index return:	(final average index value – initial index value) / initial index value
Initial index value:	The index value on the pricing date
Final average index value:	The arithmetic average of the index values on each of the valuation dates
Valuation dates:	January 3, 2012, January 4, 2012, January 5, 2012, January 6, 2012, and January 9, 2012, subject to adjustment for non-index business days and certain market disruption events
Maximum payment at maturity:
$1,176.25 per Buffered PLUS (117.625% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date but will not be less than $1,176.25 per Buffered PLUS.

Postponement of maturity date:
If, due to a market disruption event or otherwise, the final valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the final valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 9.

July 2010	Page 5

Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617482MF8
ISIN:	US617482MF80
Minimum ticketing size:	10 Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected, and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in swaps or futures contracts on the underlying commodity index or on the commodity contracts that underlie the underlying commodity index.  Such purchase activity could increase the value of the underlying commodity index on the pricing date and therefore increase the values at which the underlying commodity index must close on the valuation dates before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for Commodity PLUS.
Supplemental information regarding plan of distribution:
JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the notes and will receive a fee from us that will not exceed $12.50 per $1,000 principal amount of Buffered PLUS.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for Commodity PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2010	Page 6

Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	117.5%
Buffer amount:	15%
Hypothetical maximum payment at maturity:	$1,176.25 per Buffered PLUS (117.625% of the stated principal amount)

Buffered PLUS Payoff Diagram

How it works

▪
If the final average index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 117.5% of the appreciation of the underlying commodity index over the term of the Buffered PLUS, subject to the maximum payment at maturity of $1,176.25 per PLUS.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final average index value of 115% of the initial index value.  Based on the terms above:

▪  If the underlying commodity index appreciates 5%, investors would receive a 5.875% return, or $1,058.75.

▪  If the underlying commodity index appreciates 90%, investors will receive only the maximum payment at maturity of 117.625% of the stated principal amount, or $1,176.25.

▪
If the final average index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%, investors will receive the stated principal amount of $1,000.

▪
If the final average index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15%, investors will receive an amount that is less than the stated principal amount by an amount that is equal to the downside factor of 1.176 multiplied by the sum of the percentage decrease of the underlying commodity index from the initial index value and the buffer amount of 15%.  There is no minimum payment at maturity.

▪	If the underlying commodity index depreciates 40%, investors would lose 29.40% of their principal and receive only $706.00 per Buffered PLUS at maturity, or 70.60% of the stated principal amount.

▪	If the underlying commodity index depreciates 100%, investors would lose 100% of their principal and receive no payment at maturity.

July 2010	Page 7

Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the value of the underlying commodity index, determined as follows:

If the final average index value is greater than the initial index value:

$1,000    +    Leveraged Upside Payment; subject to the maximum payment at maturity of no less than $1,176.25 per Buffered PLUS (117.625% of the stated principal amount).

If the final average index value is less than or equal to the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%:

the stated principal amount of $1,000

If the final average index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15%:

$1,000 + [$1,000    X    (Index Return    +    Buffer Amount)    X    Downside Factor]

Because the index return will be less than -0.15, this payment will be less than the stated principal amount and could be zero.  There is no minimum payment at maturity on the Buffered PLUS.

July 2010	Page 8

Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide for no minimum payment at maturity.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final average index value is less than 85% of the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the percentage decrease of the underlying commodity index from the initial index value below the buffer amount of 15% times 1.176. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of no less than $1,176.25 per Buffered PLUS, or 117.625% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 117.5% exposure to any increase in the final average index value over the initial index value, because the payment at maturity will be limited to the maximum payment at maturity, any increase in the final average index value over the initial index value by more than 15% of the initial index value will not further increase the return on the Buffered PLUS.

▪
Not equivalent to investing in the underlying commodity index.  Investing in the Buffered PLUS is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

▪
The market price may be influenced by many unpredictable factors.  Numerous factors will influence the value of the Buffered PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. Incorporated (“MS & Co.”), may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value and volatility of the underlying commodity index, the price and volatility of the commodity contracts underlying the underlying commodity index, trends of supply and demand for the commodity contracts underlying the underlying commodity index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the Buffered PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the Buffered PLUS prior to maturity may result in a loss.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered Plus, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the Buffered PLUS, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the underlying commodity index and the value of your Buffered PLUS in varying and potentially inconsistent ways.  As a result of these or other factors, the price of the underlying commodity index may be, and has recently been, volatile (see “Historical Information” on page 14).

July 2010	Page 9

Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the Buffered PLUS.  The underlying commodity index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the underlying commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the underlying commodity index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying commodity index and, accordingly, the value of the Buffered PLUS.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity index and, therefore, the value of the Buffered PLUS.

▪
Adjustments to the underlying commodity index could adversely affect the value of the Buffered PLUS.  The publisher of the underlying commodity index may add, delete or substitute the commodity contracts constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index.  The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time. Any of these actions could adversely affect the value of the Buffered PLUS.  Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The index value on one valuation date may offset its value on another valuation date. The Buffered PLUS may pay less than the stated principal amount at maturity even when the index value on any one valuation date is greater than 85% of the initial index value, as such appreciation may be partially or entirely offset by lower index values on other valuation dates.  Consequently, it is possible that you will receive at maturity an amount less than the $1,000 stated principal amount for each Buffered PLUS you hold even if the index value is greater than 85% of the initial index value as measured on only one of the valuation dates.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in

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Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.  As calculation agent, MS & Co. will determine the initial index value and the final average index value and will calculate the amount of cash you will receive at maturity, if any.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final average index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlying commodity index), including trading in futures and options contracts on the underlying commodity index as well as in other instruments related to the underlying commodity index.  Some of our subsidiaries also trade in the component futures contracts of the underlying commodity index and other financial instruments related to the underlying commodity index on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, could increase the price at which the underlying commodity index must close on the valuation dates before you would receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation dates, could adversely affect the price of the underlying commodity index on the valuation dates and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected commodity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

July 2010	Page 11

Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Underlying Commodity Index

The Dow Jones–UBS Commodity Index 3 Month ForwardSM.  The Dow Jones–UBS Commodity Index 3 Month ForwardSM (the “3 month forward index”) follows the same methodology as the Dow Jones–UBS Commodity IndexSM (the “standard DJ-UBS index”), except that it provides exposure to commodities by tracking longer-dated commodity futures contracts.  The standard DJ-UBS index provides a diversified and liquid benchmark for commodities as an asset class and is currently composed of futures contracts on nineteen physical commodities; it reflects returns on commodities that are potentially available through an unleveraged investment in the underlying contracts.  For more information on the Dow Jones–UBS Commodity IndexSM, see “Annex II—Certain Additional Commodity Index Information—The Dow Jones–UBS Commodity IndexSM” in the accompanying prospectus supplement for Commodity PLUS.

The Dow Jones–UBS Commodity IndexSM (including the 3 month forward version that the Buffered PLUS are linked to) is composed of commodity futures contracts specifying a certain date for the delivery of the underlying physical commodity that are replaced by similar contracts with later expirations as they approach expiration, making the index a rolling index.  The rolling of the futures positions takes place pursuant to a pre-determined contract schedule.  The 3 month forward index is different from the standard DJ-UBS index in that it tracks the contract that the standard DJ-UBS index would track in three months’ time.  For example, if in January, the standard DJ-UBS index will track a contract expiring in February but in April will track the June contract, the 3 month forward index will track that June contract in January.

The Dow Jones–UBS Commodity Index 3 Month ForwardSM (as well as the standard Dow Jones–UBS Commodity IndexSM) is calculated, maintained and published daily by UBS Securities LLC and CME Group Index Services LLC.  CME Group Index Services LLC is a joint venture company of CME Group Inc. (with a 90% ownership interest) and Dow Jones & Company, Inc. (with a 10% ownership interest).

License Agreement between Dow Jones & Company, Inc., UBS AG and Morgan Stanley.  “Dow Jones®”, “DJ”, “UBS” “Dow Jones–UBS Commodity Index 3 Month ForwardSM,” “DJ-UBSSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  See “Annex II—Certain Additional Commodity Index Information—The Dow Jones–UBS Commodity IndexSM” in the accompanying prospectus supplement for Commodity PLUS.

The Buffered PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Buffered PLUS or any member of the public regarding the advisability of investing in securities or commodities generally or in the Buffered PLUS particularly.  The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSSM, which is determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to Morgan Stanley or the Buffered PLUS.  Dow Jones and UBS Securities have no obligation to take the needs of Morgan Stanley or the owners of the Buffered PLUS into consideration in determining, composing or calculating DJ-UBSSM.  None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the Buffered PLUS customers, in connection with the administration, marketing or trading of the Buffered PLUS.  Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Buffered PLUS currently being issued by Morgan Stanley, but which may be similar to and competitive with the Buffered PLUS.  In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and the Buffered PLUS.

These preliminary terms relate only to the Buffered PLUS and do not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components.  Purchasers of the Buffered PLUS should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates.  The information in these preliminary terms regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the Buffered PLUS.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE BUFFERED PLUS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH

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Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND MORGAN STANLEY, OTHER THAN UBS AG.

July 2010	Page 13

Buffered PLUS based on the Dow Jones–UBS Commodity Index 3 Month ForwardSM due January 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices, of the underlying commodity index for each quarter in the period from January 1, 2005 through June 25, 2010  The official settlement price of the underlying commodity index on June 25, 2010 was 265.3188.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying commodity index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying commodity index on any valuation date.

Dow Jones–UBS Commodity Index 3 Month ForwardSM	High	Low	Period End
2005
First Quarter	228.2866	192.4002	226.3659
Second Quarter	231.2398	209.0666	220.6711
Third Quarter	255.7672	223.0461	255.7027
Fourth Quarter	259.7852	241.7484	259.1618
2006
First Quarter	271.7220	253.0640	264.5263
Second Quarter	300.8045	264.2462	281.3150
Third Quarter	292.5590	260.2830	265.6200
Fourth Quarter	294.6540	260.1660	283.8590
2007
First Quarter	296.7220	266.7360	295.6120
Second Quarter	307.9970	294.6430	297.2870
Third Quarter	318.7320	286.4690	317.2340
Fourth Quarter	338.4850	307.8990	337.7410
2008
First Quarter	405.7000	333.3490	375.2530
Second Quarter	443.6440	372.8350	441.7210
Third Quarter	450.9400	318.9950	320.3800
Fourth Quarter	319.2370	208.5670	231.6510
2009
First Quarter	243.1320	204.5610	221.1610
Second Quarter	264.5840	217.5980	247.0340
Third Quarter	267.8110	229.7010	258.0300
Fourth Quarter	284.9718	251.4670	283.4317
2010
First Quarter	295.0777	259.1812	271.7746
Second Quarter (through June 25, 2010)	283.0004	252.6323	265.3188

July 2010	Page 14